Exhibit 3.1

            Certificate of Incorporation of Saks Credit Corporation

                         _____________________________

                         CERTIFICATE OF INCORPORATION

                                      OF


                            SAKS CREDIT CORPORATION

                         _____________________________


                                  ARTICLE ONE

                                     NAME

          The name of the corporation (the "Corporation") is: "Saks Credit Corporation"


                                  ARTICLE TWO

                          REGISTERED OFFICE AND AGENT

          The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.


                                 ARTICLE THREE

                              OBJECTS AND POWERS

          The nature of the Corporation's business, and its objects, purposes and powers are as follows:

          (1) To enter into and perform any agreement to purchase, make loans secured by or otherwise acquire, own, hold, sell, securitize, assign, pledge, transfer, exchange or dispose of interests in, or undivided interests in, pools of accounts, securities, general intangibles, chattel paper, instruments, receivables, or other financial assets, or collateral securing financial assets, of Saks Incorporated, its subsidiary National Bank of the Great Lakes, or any other Affiliate of Saks Incorporated (all such assets, "Permitted Assets");

          (2) To enter into and perform any agreement providing for (i) the sale or financing of Permitted Assets or undivided interests therein or (ii) borrowing or issuing evidences of indebtedness by the Corporation to facilitate any activity authorized herein, either on an unsecured basis or secured by a pledge of all or any portion of the Corporation's assets (all of the foregoing, "Permitted Financings");

          (3) To loan or otherwise invest proceeds from the Permitted Financings, the issuance of the Corporation's equity securities and any other income as determined by the Corporation's Board of Directors or any officer or agent exercising authority delegated by the Corporation's Board of Directors;

          (4) To enter into any agreement providing for the management and administration of the activities of the Corporation, including the management and servicing of Permitted Assets pursuant to one or more servicing agreements to be entered into by and among, among others, the Corporation, and any entity acting as servicer of the Permitted Assets; and

          (5) To transact any business, to engage in any act or activity, and to exercise all powers permitted to corporations by the General Corporation Law of Delaware that are incident or necessary to the foregoing or to the accomplishment of such objects, purposes and powers.


                                 ARTICLE FOUR

                                 CAPITAL STOCK

          4.01 Total Number of Shares. The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is 1,000, consisting of 1,000 Shares of common stock, $1.00 par value per share ("Common Stock").

          4.02 Dividends. Dividends upon all classes and series of Shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation's capital surplus. Dividends upon any class or series of Shares may be paid in cash, property, or Shares of any class or series of or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.


                                 ARTICLE FIVE

                                   DIRECTORS

          5.01 Number of Directors. The Board of Directors of the Corporation shall consist of not less than five, nor more than nine members, including at least one person who is Independent, and who shall qualify as provided in
Section 8.06(1) hereof. If the initial Independent Director, Mr. Andrew L. Stidd, resigns, retires or is removed as a director, the Corporation shall notify each Rating Agency that has rated any outstanding series or class of certificates issued by the Saks Credit Card Master Trust.

          5.02 Terms of Directors and Resignation. Each Director shall hold office until such Director's successor is elected and qualified or until such director's earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation.

          5.03 Reliance upon Records, etc. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees or committees of the Board of Directors, or by any person as to matters the member reasonably believes are within such other person's professional, expert or other competence and who has been selected with reasonable care by or on behalf of the Corporation.

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                                 ARTICLE  SIX

                                INDEMNIFICATION

          6.01 Indemnification.

          (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, arbitral, governmental, administrative, investigative or otherwise (hereinafter, a "Proceeding"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including penalties, fines, judgments, reasonable attorneys' fees and charges, amounts paid or to be paid in settlement and excise taxes imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or
     (iii) similar matters) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subsection 6.01(2)) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this subsection 6.01(1) shall be a contract right and shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection 6.01(1) or otherwise.


          (2) If a claim which the Corporation is obligated to pay under subsection 6.01(1) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claims, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the

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     Delaware General Corporation Law, nor an actual determination by the
     Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (3) The provisions of this Section 6.01 shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this
     Section 6.01 should be found to be invalid or ineffective in any proceeding, the validity and effectiveness of the remaining provisions shall not be affected.

          (4) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 6.01 are non-exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, or any Corporation By-Law, insurance policy or agreement, vote of shareholders or disinterested directors or otherwise.

          (5) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          (6) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section 6.01 with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

          6.02 Limitation of Monetary Damages. A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock purchase or redemption under Delaware General Corporation Law, Section 174, or (iv) for any transaction from which the director derived an improper personal benefit.

          Any repeal or modification of this Section 6.02 by the Corporation's shareholders shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

          6.03 Severability. In the event that any of the provisions of this Article Six (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

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                                 ARTICLE SEVEN

                                 INCORPORATOR

          The name and mailing address of the incorporator is:


                                 J. Chad Davis
                               Alston & Bird LLP
                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424


                                 ARTICLE EIGHT

                              SPECIAL PROVISIONS

          In furtherance and not in limitation of the powers conferred herein and by law, the following provisions for regulation of the Corporation, its directors and shareholders are hereby established:

          8.01 Purchase of Shares. The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own Shares to the full extent of undivided profits, earned surplus, capital surplus or other surplus or any other funds lawfully available therefor.

          8.02 Transactions with Certain Persons. No contract or other transaction between the Corporation and one or more of its directors or officers or between the Corporation or any other person, corporation, firm, association or entity in which one or more of its directors or officers are directors or officers or are financially interested, shall be void or voidable because of such relationship or interest, or because such director or officer is present at or participates in a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his or their votes are counted for such purpose, if such contract or transaction is permitted by the Delaware General Corporation Law, Section 144, as now or hereafter in effect.

          8.03 Transfer Restrictions, etc. Written restrictions on the transfer or registration of transfer of the Corporation's Shares, securities or evidences of indebtedness or any interest therein may be entered into as part of an agreement, adopted as Bylaws, or recognized by the Corporation as the Corporation's Board of Directors may determine by resolution or resolutions.
Any such transfer restrictions shall be noted conspicuously on the security or evidence of indebtedness. The Corporation may from time to time enter into any agreement to which all, or less than all, holders of record of the Corporation's issued and outstanding Shares are parties, restricting the transfer or registration of transfer of any or all of the Corporation's Shares, upon such reasonable terms and conditions as may be approved by resolution or resolutions adopted by the Corporation's Board of Directors.

          8.04 No Liability of Shareholders. The holders of Corporation Shares shall not be personally or otherwise liable to any extent whatsoever for the payment of the Corporation's debts, liabilities and obligations, and the private property of the holders of Corporation Shares shall not be subject to the payment of the Corporation's debts, liabilities and obligations to any extent whatsoever.

          8.05 Compromises and Arrangements with Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between

                                       5

this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

          8.06 Corporate Separateness. At all times from and after the establishment of the Corporation:

          (1) At least one of the Corporation's directors shall be a person who is Independent (an "Independent Director").

          (2) The Corporation's assets will not be commingled with those of any other Person.

          (3) The Corporation will maintain separate corporate records and books of account from those of any other Person.

          (4) The Corporation will conduct its business in its own name and from an office separate from any direct or ultimate parent of the Corporation.

          (5) The Corporation will maintain separate financial statements from those of any other Person.

          (6) The Corporation will pay its own liabilities from its own funds and will pay the salaries of its own employees.

          (7) The Corporation will maintain an arm's length relationship with its Affiliates.

          (8) The Corporation will not guarantee or become obligated for the debts of any other Person or hold its credit as being available to satisfy the obligations of any other Person, except in connection with the Permitted Financings.

          (9) The Corporation shall not acquire obligations or securities of any of its shareholders.

          (10) The Corporation shall observe all corporate formalities required by this Certificate of Incorporation and the Bylaws of the Corporation.

          (11) The Corporation will use separate stationery, invoices and checks and will hold itself out as a separate and distinct entity from any other Person.

          (12) The Corporation shall correct any known misunderstandings regarding its separate identity.

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          (13) The Corporation shall maintain adequate capital in light of its contemplated business activities pursuant to Article III.

          (14) The Corporation will not pledge its assets for the benefit of any other Person, except in connection with the Permitted Financings.

          8.07 Certain Restrictions.

          (1) The Corporation shall not incur any indebtedness, or assume or guarantee any indebtedness of any other entity, other than (i) indebtedness arising from salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees, (ii) indebtedness in respect of servicing fees (or similar fees relating to the processing and administration of the Permitted Assets) incurred in the ordinary course of the Corporation's business pursuant to agreements with third parties or any Affiliates acting as servicer of the Permitted Assets or any portion thereof (or acting in a similar capacity relating to the processing and administration of the Permitted Assets), (iii) other indebtedness at any one time outstanding, on account of incidentals of services supplied or furnished to the Corporation and (iv) indebtedness incurred in connection with the acquisition of the Permitted Assets in the ordinary course of the Corporation's business.

          (2) The Corporation shall not dissolve, liquidate, consolidate or merge or sell all or substantially all of its assets, and shall not authorize or agree to any of the foregoing, subject to the following conditions:

               (a) so long as any of securities issued in any Permitted Financings are outstanding (whether or not matured or unmatured, contingent or noncontingent, or liquidated or unliquidated), reservation, provided, however, the Corporation may merge, consolidate or otherwise combine with any single-purpose, bankruptcy-remote, entity that is an Affiliate and that meets the requirements of each rating agency that has rated any securities in Permitted Financings that are outstanding at such time;

               (b) unless the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized and existing under the laws of any State of the United States or the District of Columbia, expressly assumes the due and punctual payment or performance of any and all obligations of the Corporation and has a certificate or articles of Incorporation containing provisions substantially identical to the provisions of Article Three, Section 5.01, and this Article Eight; and

               (c) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness.

          (3) Notwithstanding anything to the contrary contained in the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws, the shareholders and Board of Directors of the Corporation shall not authorize the Corporation except upon the affirmative vote of 100% of the members of its Board of Directors including, without limitation, the affirmative vote of its Independent Director: (i) to institute proceedings to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or consent to a petition seeking reorganization or relief under any applicable Federal or state laws relating to bankruptcy or insolvency, or consent to the appointment of receiver, conservator, liquidator, assignee, trustee, sequestrator (or other similar official) of the

                                       7

     Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any corporate action and furtherance of any such action, (ii) to dissolve, liquidate, consolidate or merge the Corporation or sell all or substantially all of the assets of the Corporation, except pursuant to Permitted Financings, or (iii) to engage in any business activity other than the activities set forth in Article Three of the Certificate of Incorporation and activities incidental thereto.

          8.08 Director Actions and Duties. When voting or acting on matters subject to the vote or action of the Corporation's Board of Directors, including, without limitation, those matters specified in Section 8.07(3), notwithstanding that the Corporation is not then insolvent, the Independent Director shall take into account the interests of the creditors of the Corporation, as well as the interests of the Corporation and its shareholders.

          8.09 Certain Definitions. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall mean any Person other than the Corporation (i) which owns beneficially, directly or indirectly, individually or as a part of a "Group" as defined in Securities and Exchange Commission ("SEC") Rule 13d-3, 10% or more of the outstanding shares of the Corporation's Common Stock, (ii) which is in control of the Corporation, as "control" is defined under SEC Rule 405, as in effect on the date hereof, (iii) of which 10% or more of the outstanding shares of Common Stock is owned beneficially, directly or indirectly, by a Person, individual or as a part of a Group described in clauses (i) or (ii) above, or (iv) which is controlled by, or under common control with a Person, individually or as part of a Group described in clauses (i) or (ii) above, as "control" and "controlled by" are defined for purposes of such Rule 405.

          "Independent" means, with respect to the Corporation, any Person (i) who is not an employee, or a beneficial owner, directly or indirectly of 10% or more of any equity interest in the Corporation or any Affiliate thereof, and who is not related by blood, marriage or adoption with any of the foregoing Persons;
(ii) who has not been an employee of the Corporation or any Affiliate in the last five years; (iii) who is not affiliated with, or employed by, any Person providing services to, any of the Corporation's significant customers or suppliers; (iv) who is not affiliated with any tax exempt or other organization that receives significant contributions from the Corporation or any of its Affiliates; and (v) who has not provided and is not providing directly or indirectly, whether or not through any related corporation, partnership, limited liability company, limited liability partnership or other Person, legal, accounting or investment banking services for the Corporation or any Affiliate. A Person that is otherwise Independent of the Corporation shall not be precluded from serving as an Independent Director by virtue of his or her service as a director of any direct or indirect parent of the Corporation. If he or she is also a director of a single-purpose, bankruptcy-remote, entity that is an Affiliate of Saks Incorporated with a certificate or articles of incorporation substantially similar to this Certificate of Incorporation

    "Person" means any individual, partnership, corporation, trust, unincorporated association, joint venture or other entity, or any government, or any government agency, authority or political subdivision thereof, or any other form of entity.

          8.10 Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Certificate, and all rights conferred upon shareholders herein are granted subject to this reservation, provided, however, so long as any securities issued in Permitted Financings are outstanding (whether or not matured or unmatured, contingent or noncontingent, or liquidated or unliquidated), the Corporation may not amend, alter or change the provisions contained in Article Three,

                                       8

Sections 8.06, 8.07, or 8.08, without prior notice to, and consent of, any rating agency that has rated such outstanding securities.

          8.11 Bylaws. The Corporation's Board of Directors is authorized and empowered to amend, alter, change or repeal the Corporation's Bylaws and to adopt new Bylaws.


                                 ARTICLE NINE

                                   DURATION


          The Corporation shall have perpetual duration and existence.

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